Exhibit 4.1.4

AMENDMENT NO. 3 TO CREDIT AGREEMENT

          This AMENDMENT NO. 3 TO CREDIT AGREEMENT (this “Amendment”) is dated as of February 4, 2005, and is by and among GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, individually as a Lender and as Agent for the Lenders (“Agent”), AMEDISYS, INC., a Delaware corporation (“Holdings”), each of the other Borrowers under the Credit Agreement (described below) named on the signature pages hereto (collectively with Holdings, the “Borrowers” and, individually, a “Borrower”) and AMEDISYS SC, L.L.C., a South Carolina limited liability company (“Amedisys SC”).

W I T N E S S E T H:

          WHEREAS, pursuant to that certain Credit Agreement dated as of April 28, 2004, by and among Agent, the Lenders from time to time party thereto (“Lenders”), Borrowers and the other Credit Parties signatory from time to time thereto (as amended or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement), Agent and Lenders agreed, subject to the terms and provisions thereof, to provide certain loans and other financial accommodations to Borrowers;

          WHEREAS, the currently existing Borrowers and Amedisys SC, a wholly-owned Subsidiary of Holdings, desire that Amedisys SC become a Borrower under the Credit Agreement; and

          WHEREAS, Borrowers desire that Agent and Lenders amend the Credit Agreement in certain other respects;

          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Amendments to Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 3 below, and in reliance on the representations and warranties set forth in Section 5 below, the Credit Agreement is amended as follows:

          (a) Section 6.3(a) of the Credit Agreement is hereby amended to (i) delete the word “and” set forth at the end of clause (x) thereof, (ii) replace the period at the end of clause (xi) thereof with “, and” and (iii) add the following as clause (xii) thereto:

          ”(xii) Permitted Secured Seller Indebtedness.”

          (b) The defined term “Acquisition Limit” contained in Annex A of the Credit Agreement shall be amended and restated to read as follows:

     “Acquisition Limit” means, initially $35,000,000 and, if as of the end of any Fiscal Quarter ending after the date hereof, EBITDA for the twelve-month period then ended exceeds $40,000,000 (“Limit Increase Event”), $40,000,000; provided, that if at the end of any Fiscal Quarter ending after a Limit Increase Event has occurred, EBITDA for the twelve-month period then ended is less than $40,000,000, the Acquisition Limit shall reduce until the occurrence of a subsequent Limit Increase Event to the greater of (x) the lesser of $40,000,000 and the Acquisition Consideration incurred prior to such date and (y) $35,000,000.

          (c) The defined term “Aggregate Availability” contained in Annex A of the Credit Agreement shall be amended and restated to read as follows:

     “Aggregate Availability” means, as of any date of determination, (A) the product of (i) EBITDA (calculated in the manner set forth in Exhibit 4.1 and based on the Availability Certificate most recently delivered pursuant to Section 4.1) and (ii) 1.75; provided, that, EBITDA, for purposes of determining Aggregate Availability, shall exclude any EBITDA attributable to the business or assets acquired by Amedisys SC, LLC and attributable to any other businesses or assets acquired by any other Borrower after April 28, 2004 and prior to February 4, 2005, in each case until Agent has received evidence, in form and substance satisfactory to Agent, that such acquired assets and businesses were acquired free and clear of Liens other than Permitted Encumbrances.

          (d) The defined term “Capital Expenditures” contained in Annex A of the Credit Agreement shall be amended and restated to read as follows:

     “Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP, excluding in each instance, any such expenditures made to consummate a Permitted Acquisition; provided, that expenditures made by Holdings in connection with its purchase of 2002 Cessna 525 CJ1, bearing United States Aircraft Registration Number N111GJ, and Serial Number 525-0500, on January 21, 2005 shall not be deemed to be Capital Expenditures for purposes of determining Borrowers’ compliance with the Maximum Capital Expenditures covenant set forth in Annex G.

          (e) The defined term “Funded Debt” contained in Annex A of the Credit Agreement shall be amended and restated to read as follows:

     “Funded Debt” means, with respect to any Person, without duplication, all Medicare liabilities and all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrowers, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons, and, in the case of any Credit Party, Permitted Secured Seller Indebtedness.

          (f) The defined term “Permitted Encumbrances” contained in Annex A of the Credit Agreement is hereby amended to (i) delete the word “and” set forth at the end of clause (i) contained therein, (ii) replace the period at the end of clause (j) contained therein with “; and” and (iii) add the following as clause (k) thereto:

          “(k) first priority Liens securing Permitted Secured Seller Indebtedness incurred in connection with a Permitted Acquisition; provided that such Liens attach solely to the assets (excluding accounts receivable) acquired in connection with such Permitted Acquisition.”

          (g) The defined term “Reserves” contained in Annex A of the Credit Agreement shall be amended and restated to read as follows:

     “Reserves” means (a) reserves established pursuant to Section 5.4(c), (b) reserves against Borrowing Availability in the outstanding amount of Permitted Secured Seller Indebtedness and (c) such other reserves against Borrowing Availability that Agent may, in its reasonable credit judgment, establish from time to time: (i) to reflect events, conditions, contingencies or risks which, as determined by Agent, in its reasonable credit judgment, do or may affect the security interests and other rights of Agent in the Collateral (including the enforceability, perfection and priority thereof), (ii) pertaining to amounts necessary to protect the value of Collateral, (iii) in respect of any sums that any Borrower is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document, or (iv) pertaining to required payments of existing Indebtedness or other obligations of any Credit Party. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses or Indebtedness shall be deemed to be a reasonable exercise of Agent’s credit judgment.

          (h) Annex A of the Credit Agreement is hereby amended to add the following defined term thereto:

     “Permitted Secured Seller Indebtedness” means Indebtedness of a Credit Party incurred in connection with a Permitted Acquisition incurred on or prior to June 30, 2005; provided, that, (i) both immediately before and after giving effect to the incurrence of such Permitted Secured Seller Indebtedness and the consummation of the applicable Permitted Acquisition there are no Revolving Loans or Swing Line Loans outstanding and (ii) the Permitted Secured Seller Indebtedness with respect to all Credit Parties shall not exceed $10,000,000 in the aggregate at any time.

          (i) Annex G of the Credit Agreement is hereby amended to amend and restate paragraph (a) thereof to read as follows:

     “(a) Maximum Capital Expenditures. Holdings and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during any of the following periods that exceed in the aggregate the amount set forth opposite such period:

Maximum Capital
Period	Expenditures per Period
Twelve month period ending December 31, 2004 and each March 31, June 30, September 30 and December 31 thereafter	$7,500,000

; provided, however, that the amount of permitted Capital Expenditures referenced above will be increased in any period by the positive amount equal to the lesser of (i) ten percent (10%) of the amount of permitted Capital Expenditures for the immediately prior period, and (ii) the amount (if any), equal to the difference obtained by taking the Capital Expenditures limit specified above for the immediately prior period minus the actual amount of any Capital Expenditures expended during such prior period (the “Carry Over Amount”), and for purposes of measuring compliance herewith, the Carry Over Amount shall be deemed to be the last amount spent on Capital Expenditures in that succeeding year.”

          (j) The Disclosure Schedules are hereby amended and restated in their entirety as set forth on the corresponding schedules attached hereto.

          2. Joinder.

          (a) By its execution of this Agreement, Amedisys SC agrees, from and after the date hereof, to be a “Borrower” under the Credit Agreement, to assume all of the Obligations of a Borrower thereunder and to make and be bound by all of the representations and warranties, covenants, terms and conditions thereof, in each case as if it were a direct signatory to such Credit Agreement, all of which representations and warranties, covenants, terms and conditions are acknowledged and are incorporated herein by this reference. Each Borrower acknowledges and agrees that Amedisys SC shall hereafter be a “Borrower” under the Credit Agreement and shall be bound by the terms and conditions of the Credit Agreement as if it were a direct signatory thereto.

          (b) Amedisys SC hereby agrees that it is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and Lenders and their successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent and Lenders by each other Borrower.

          3. Conditions. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent or concurrent:

          (a) Agent shall have received this Amendment executed by Borrowers, Amedisys SC and the Requisite Lenders;

          (b) All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Agent, Lenders and their respective legal counsel; and

          (c) No Default or Event of Default shall have occurred and be continuing, both before and after giving effect to the provisions of this Amendment.

          4. References; Effectiveness. Agent, Lenders, Borrowers and Amedisys SC hereby agree that, upon the effectiveness of this Amendment, all references to the Credit Agreement which are contained in any of the other Loan Documents shall refer to the Credit Agreement as modified by this Amendment.

          5. Representations and Warranties. To induce Lenders to enter into this Amendment, each Borrower and Amedisys SC hereby represents and warrants to Lenders that:

          (a) All representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of this Amendment, in each case as if then made, other than representations and warranties that expressly relate solely to an earlier date (in which case such representations and warranties remain true and accurate on and as of such earlier date);

          (b) This Amendment constitutes the legal, valid and binding obligation of such Borrower or Amedisys SC, as applicable, and is enforceable against such Borrower or Amedisys SC, as applicable, in accordance with its terms;

          (c) There is no Default or Event of Default in existence and none would result from the consummation of the transactions described in, and the subject of, this Amendment; and

          (d) The execution and delivery by each Borrower or Amedisys SC, as applicable, of this Amendment does not require the consent or approval of any person or entity, except such consents and approvals as have been obtained.

          6. Covenants.

          (a) Within 30 days of the date hereof, Borrowers and Amedisys SC shall deliver to Agent tri-party blocked account agreements, in form and substance satisfactory to Agent, with respect to each of Borrowers’ and Amedisys SC’s bank accounts in which cash, checks, drafts or other similar items of payment delivered to a Lock Box are deposited.

          (b) Within 30 days of the date hereof, Borrowers and Amedisys SC shall deliver to Agent a landlord waiver, in form and substance satisfactory to Agent, executed by the applicable landlord with respect to the leased properties located at 11100 Mead Road, Baton Rouge, Louisiana 70816 and 3029 S. Sherwood Forest, Baton Rouge, Louisiana 70816.

          (c) Within 30 days of the date hereof, Borrowers and Amedisys SC shall deliver to Agent evidence, in form and substance satisfactory to Agent, of the release of all Liens in favor of Chase Bank of Texas, N.A.

          (d) Any breach of the covenants contained in this Section 6 shall constitute an Event of Default.

          7. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

          8. Continued Effectiveness. Except as modified hereby, the Credit Agreement and each of the Loan Documents shall continue in full force and effect according to its terms.

          9. Costs and Expenses. Each Borrower and Amedisys SC, jointly and severally, shall be responsible for payment of all costs and expenses (which shall include reasonable fees and actual expenses of Agent’s counsel, including any in-house counsel employed for this purpose) of Agent in connection with the preparation of this Amendment, which costs and expenses shall be deemed to be Obligations secured by the Credit Agreement and the other Loan Documents.

[Signature page follows]

          IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first written above.

AMEDISYS SC, L.L.C.

By:	/s/ Gregory H. Browne

Name:	Gregory H. Browne

Title:	Vice President

BORROWERS:

AMEDISYS, INC.
AMEDISYS HOME HEALTH, INC. OF ALABAMA
AMEDISYS HOME HEALTH, INC. OF FLORIDA
AMEDISYS HOME HEALTH, INC. OF SOUTH CAROLINA
AMEDISYS HOME HEALTH, INC. OF VIRGINIA
HOME HEALTH OF ALEXANDRIA, INC.
AMEDISYS LOUISIANA, L.L.C.
AMEDISYS LA ACQUISITIONS, L.L.C.
AMEDISYS PRIVATE DUTY OF GEORGIA, INC.
AMEDISYS, INC.
AMEDISYS GEORGIA, L.L.C.
AMEDISYS NORTHWEST, L.L.C.
AMEDISYS NORTH CAROLINA, L.L.C.
AMEDISYS OKLAHOMA, L.L.C.
AMEDISYS TENNESSEE, L.L.C.
AMEDISYS SPECIALIZED MEDICAL SERVICES, INC.
AMEDISYS QUALITY OKLAHOMA, L.L.C.
AMEDISYS EQUITY GROUP, L.L.C.
AMEDISYS HEALTH MANAGEMENT, L.L.C.
AMEDISYS TEXAS, LTD
AMEDISYS ARKANSAS, LLC
AMEDISYS DIABETIC SUPPLY, L.L.C.
AMEDISYS HOSPICE, L.L.C.
AMEDISYS MISSISSIPPI, L.L.C.
AMEDISYS SOUTH FLORIDA, L.L.C.

By:	/s/ Gregory H. Browne

Name:	Gregory H. Browne

Title:	Chief Financial Officer

Signature Page to Ammendment No. 3

GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent and a Lender

By:	/s/ Jeffrey P. Hoffman

Name:	Jeffrey P. Hoffman

Title:	Duly Authorized Signatory

Signature Page to Ammendment No. 3